EXHIBIT 99.1

NEWS RELEASE

Filed by Multi-Fineline Electronix, Inc.

pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities and Exchange Act of 1934

Subject Company: Multi-Fineline Electronix, Inc.

Filer Company Exchange Act File No. 000-50812

M-Flex Contact:	Connie Chandler
Investor & Media Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX ANNOUNCES INTENTION TO MAKE OFFER TO ACQUIRE

OUTSTANDING SHARES OF MFS TECHNOLOGY LTD

The anticipated acquisition will create, based on historical revenues, the world’s second largest manufacturer of flexible printed circuits used in electronic devices

Anaheim, CA, March 30, 2006 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), one of the leading global providers of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, with FY2005 net revenues of U.S. $357 million and net income of U.S. $35 million, announced today that, subject to the satisfaction or waiver of certain specified conditions, it intends to make an offer to purchase all of the issued ordinary shares of MFS Technology Ltd (“MFS”) in a voluntary general offer under Singapore law, which is similar to a tender offer in the U.S. MFS is a one-stop provider that specializes in design, prototype, production and assembly of flexible printed circuits complemented by printed circuit boards with manufacturing facilities in Singapore, Malaysia and China. MFS’ ordinary shares are listed on the Singapore Exchange Securities Trading Limited (SGX: MFS Tech) with FY 2005 revenues of S$380 million and net profit of S$35 million.

Holders of MFS ordinary shares will be offered the option to receive either 0.0145 shares of M-Flex common stock for each share of MFS, or cash in the amount of:

•	S$1.15 (U.S. $0.71 based on an exchange rate of U.S. $1.00 to S$1.6227, as reported on Bloomberg on March 28, 2006) per MFS share if less than 90% of MFS shares are tendered, excluding shares held by M-Flex, its related corporations or their respective nominees; or

•	S$1.20 (U.S. $0.74 based on an exchange rate of U.S. $1.00 to S$1.6227, as reported on Bloomberg on March 28, 2006) per MFS share if at least 90% of the shares held by MFS shareholders are tendered, excluding shares already held by M-Flex, its related corporations or their respective nominees.

MFS shareholders may elect to receive either stock consideration or cash consideration, but not both.

MFS shareholders who elect to take the stock consideration will be required to agree not to sell any of the stock consideration for a period of six months after the closing of the offer, if it closes.

The total value of the deal is expected to be approximately U.S. $500 million with the exact amount depending upon the extent of participation and the number of MFS shareholders electing the cash or stock consideration. M-Flex expects to finance the offer, which will involve the payment of up to U.S. $222 million in cash depending upon the level of MFS shareholder participation and whether MFS shareholders elect cash or stock.

The exchange ratio was determined through an arms’ length negotiation among MFS, M-Flex and WBL Corporation Limited, the common majority stockholder of both MFS and M-Flex. In reaching the determination, the special independent committee and board of M-Flex considered, among other factors, the historical operating results, share price performance and the prospects of MFS and M-Flex.

According to M-Flex’s chairman and chief executive officer, Phil Harding, the strategic, operational and financial synergies expected to result from M-Flex’s anticipated acquisition of MFS include:

Strategic and Operational Synergies

•	M-Flex expects to have the expanded scale to pursue additional product programs in support of the growing demand for handsets. In terms of historical revenues, the combined group would become the second largest company in the world for flex and flex assembly manufacturing.

•	M-Flex expects to leverage the available capacity at MFS’ established manufacturing operations.

•	M-Flex expects the acquisition will move it toward its stated strategy of achieving customer diversification.

•	M-Flex believes the acquisition will enhance its design capabilities by allowing it to tap into MFS’ Singapore-based design center. MFS’ design center has developed new product platforms, many of which are targeted to high-growth Asian markets.

•	M-Flex expects to enhance its marketing resources and research and development activities through expanded geographic presence to broaden the development and accelerate the capture of new customer opportunities and new product applications.

•	M-Flex expects to reduce exposure to risks related to geographic concentration with added facilities in other countries.

Financial Synergies

•	M-Flex expects to realize a reduction in its overall effective tax rate through expansion of its operations and activities in countries with lower tax rates.

•	M-Flex expects to improve operational efficiencies by streamlining the manufacturing capabilities of both companies.

•	M-Flex expects to decrease manufacturing costs, primarily related to purchased materials, commonly used by both M-Flex and MFS.

The closing of the offer will be subject to a minimum acceptance level of 64 percent of MFS shares. WBL is a beneficial owner of approximately 56 percent of MFS’ outstanding shares and approximately 61 percent of M-Flex’s outstanding shares. WBL has provided MFS and M-Flex with an irrevocable commitment to support the proposed transaction and to tender its shares in MFS for the stock consideration, if and when the formal offer is made, subject to approval of WBL shareholders, if required. In addition, certain directors of MFS have agreed to tender their shares of MFS to M-Flex in the offer. These individuals, together with WBL, own at least 57 percent of MFS outstanding shares. WBL would own beneficially between 59 percent and 68 percent of the M-Flex common stock (56.1% and 64%, on an effective ownership basis) upon completion of the acquisition, assuming full acceptance of the offer, and based upon non-WBL shareholders of MFS accepting either all stock consideration or all cash consideration in the transaction.

Harding said, “M-Flex has a proven track record with more than 20 years as a provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. MFS also has a strong history specializing in the design, manufacture and assembly of flexible printed circuit products. With a combined presence that spans China, Japan, Taiwan, Singapore, Malaysia, the Netherlands and the United States, we believe together we will have a broader geographic reach and one of the most competitive positions in the marketplace.”

The making of the offer is still subject to the satisfaction or waiver of certain pre-conditions including, among other things: (1) the approval of the U.S. Securities and Exchange Commission to the use of the prospectus/offer document to be sent to the shareholders of MFS and the proxy statement to be sent to the stockholders of M-Flex; and (2) the approval, if necessary, of the shareholders of WBL, with respect to the tender of the shares by WBL in the offer.

As soon as reasonably practicable M-Flex intends to prepare and file a Form S-4 Registration Statement with the U.S. Securities and Exchange Commission that will contain a proxy statement with respect to the special stockholder meeting to be held by M-Flex and a prospectus/offer document that will be sent to MFS shareholders. Once SEC approval is obtained, M-Flex will announce the offer and thereafter will mail the proxy statement to its stockholders. Between 14 days and 21 days from the date of the announcement of the offer, if any, M-Flex will mail the prospectus/offer document to MFS shareholders. It is expected that the closing of the offer will occur on or about the date of the special stockholders meeting of M-Flex stockholders, which will occur within 60 days after the proxy is mailed, assuming all of the conditions for the closing of the offer have been satisfied or waived. The prospectus/offer document will contain the terms and conditions of the offer.

Advisors

M-Flex is advised by Needham & Company, LLC and DBS Bank Ltd. for investment banking and financial advisory services. M-Flex’s legal advisors are Pillsbury Winthrop Shaw Pittman LLP, San Diego, California and Rajah & Tann, Singapore. MFS is advised by Macquarie Securities (Asia) Pte Limited for investment banking and financial advisory services. Drew & Napier LLC, Singapore and Baker & McKenzie LLP, San Francisco, California are legal advisors to MFS.

Conference Calls

M-Flex will host a conference call to discuss the transaction today at 12:00 p.m. Eastern time (9:00 a.m. Pacific time). The dial-in number for this call in North America is 800-818-5264 and 913-981-4910 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com. The webcast will be archived on the company’s websites for 60 days following the call. An audio replay of the conference calls will be available for 14 days beginning at 4:00 p.m. Eastern time (1:00 p.m. Pacific time) on March 30, 2006. The audio replay dial-in number is 719-457-0820. The replay pass code is 6214357.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market.

Additional Information and Where to Find It

M-Flex plans to file with the U.S. Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which will contain a proxy statement with respect to the special stockholders meeting to be held by M-Flex and a prospectus/offer document with respect to the offer to be made to the stockholders of MFS, and other relevant documents concerning the proposed transaction. Information contained in this document is not a substitute for the information contained in the proxy statement or the prospectus/offer document, which will be part of the registration statement on Form S-4. Stockholders and investors are urged to read the proxy statement and prospectus/offer document when they become available and any other relevant documents filed with the SEC because they will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email at investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

Participants in Solicitation

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the proxy statement for M-Flex’s 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement and prospectus/offer document with respect to the transaction, when such documents become available.

Stockholders and investors should carefully read the proxy statement and the prospectus/offer document, when such documents become available, and before making any voting or investment decisions.

Responsibility Statement

The directors of M-Flex (including those who may have delegated detailed supervision of this news release) have taken all reasonable care to ensure that the facts stated and opinions expressed in this document are fair and accurate and that no material facts have been omitted from this document, and they jointly and severally accept responsibility accordingly.

Where any information has been extracted from published or otherwise publicly available sources or obtained from MFS, the sole responsibility of the directors of M-Flex has been to ensure through reasonable inquiries that such information is accurately and correctly extracted from such sources or, as the case may be, accurately reflected or reproduced in this news release.

Cautionary Information Regarding Forward-Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to expected synergies the combined companies will realize as a result of the transaction, and other statements identified by words such as “believes,” “estimates,” “expects,” “projects,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including specifically risks associated with the expected synergies of the proposed transaction, and the other risks and uncertainties set forth in the reports filed by M-Flex with the SEC, including its most recently filed Form 10-Q for the quarter ended December 31, 2005. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, M-Flex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note:

M-Flex has not yet commenced the offer (the “Offer”). The Offer, if made, will be made only pursuant to a prospectus/offer document and related materials that the Offeror intends to distribute to shareholders of the MFS. Shareholders of the MFS shares should read carefully the prospectus/offer document and related materials when they become available because they will contain important information. Assuming the Offer is made, shareholders of MFS shares and investors may download a free copy of the M-Flex proxy statement, the prospectus/offer document and other documents that M-Flex intends to file with the SEC at the SEC’s website at www.sec.gov. These materials contain important information and holders of the MFS shares are urged to read them carefully prior to making any decision with respect to their MFS shares or the Offer.